    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 1999
                     REGISTRATION STATEMENT NO. 333-71807

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                               ------------------
                          PRE-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                        CORPORATE OFFICE PROPERTIES TRUST
             (Exact name of Registrant as specified in its charter)
                             -----------------------

          Maryland                 401 City Avenue           23-2947217
(State or other jurisdiction of        Suite 615            (IRS Employee
incorporation or organization)   Bala Cynwyd, PA 19004  Identification Number)
                                    (610) 538-1800

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ---------------------------

                               CLAY W. HAMLIN, III
                             Chief Executive Officer
                        Corporate Office Properties Trust
                                 401 City Avenue
                                    Suite 615
                              Bala Cynwyd, PA 19004
                                 (610) 538-1800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ---------------------------

                                   Copies to:

   John F. Bales, Esq.             John H. Gurley, Esq.           Robert E. King, Jr., Esq.
Morgan, Lewis & Bockius LLP   Vice President & General Counsel       Rogers & Wells LLP
   1701 Market Street         Corporate Office Properties Trust        200 Park Avenue
 Philadelphia, PA 19103          401 City Avenue, Suite 615       New York, New York 10166
    (215) 963-5478                 Bala Cynwyd, PA 19004               (212) 878-8000
                                     (610) 538-1800


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                             -----------------------
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM    PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF               AMOUNT TO BE       OFFERING PRICE        AGGREGATE            AMOUNT OF
 SECURITIES TO BE REGISTERED              REGISTERED           PER UNIT         OFFERING PRICE      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest
(3)
Preferred Shares of Beneficial                                   (1)                 (2)
Interest (3)(4)
Common Share Warrants (3)(5)
Preferred Share Warrants (3)(6)
---------------------------------------------------------------------------------------------------------------------
 Total                                   $250,000,000                            $250,000,000           $69,500
---------------------------------------------------------------------------------------------------------------------


(1) The Proposed Maximum Offering Price Per Unit will be determined from time to time by the Registrant in connection with the issuance of the Securities.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the "Securities Act").
(3) This Registration Statement covers (a) Common Shares of Beneficial Interest, par value $.01 per share ("Common Shares") issued other than on conversion of Preferred Shares of Beneficial Interest ("Preferred Shares") or exercise of Common Share Warrants and includes Common Shares which may be purchased by underwriters to cover over-allotments, if any, and (b) subject to notes 5 and 6, the number of other Securities listed above as may from time to time be issued at indeterminate prices, but with an aggregate initial offering price for all such Common Shares and other Securities not to exceed $250,000,000. Also includes such

                                          (Footnotes continued on next page)
     presently indeterminate number of additional Common Shares ("Additional Common Shares") as may be issued on (i) conversion of any Preferred Shares as may be issued separately on exercise of Preferred Share Warrants, if and to the extent such Preferred Shares are convertible into Common Shares or (ii) exercise of any Common Share Warrants as may be issued, if and to the extent exercisable for Common Shares. The Amount to be Registered, Proposed Maximum Offering Price Per Unit, Proposed Maximum Aggregate Offering Price and Amount of Registration Fee with respect to such Preferred Shares and Common Share Warrants include such Additional Common Shares.

(4) Includes Preferred Shares (a) issued other than on exercise of Preferred Share Warrants and (b) which may be purchased by underwriters to cover over-allotments, if any. Also includes such presently indeterminate number of additional Preferred Shares ("Additional Preferred Shares") as may be issued on exercise of any Preferred Share Warrants as may be issued, if and to the extent exercisable for Preferred Shares. The Amount to be Registered, Proposed Maximum Aggregate Offering Price and Amount of Registration Fee with respect to such Preferred Share Warrants include such Additional Preferred Shares.

(5) Includes Common Share Warrants which may be (a) issued other than as part of Units of Common Share Warrants and other Securities and (b) purchased by underwriters to cover over-allotments, if any. Also includes additional Common Share Warrants ("Additional Common Share Warrants") which may be offered as part of Units of Common Share Warrants and other Securities. The Amount to be Registered, Proposed Maximum Aggregate Offering Price and Amount of Registration Fee with respect to such Units of Common Share Warrants and other Securities include such Additional Common Share Warrants.

(6) Includes Preferred Share Warrants which may be (a) issued other than as part of Units of Preferred Share Warrants and other Securities and (b) purchased by underwriters to cover over-allotments, if any. Also includes additional Preferred Share Warrants ("Additional Preferred Share Warrants") which may be offered as part of Units of Preferred Share Warrants and other Securities. The Amount to be Registered, Proposed Maximum Aggregate Offering Price and Amount of Registration Fee with respect to such Units of Preferred Share Warrants and other Securities include such Additional Preferred Share Warrants.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED FEBRUARY 22, 1999



                        CORPORATE OFFICE PROPERTIES TRUST
                                  $250,000,000
                      COMMON SHARES OF BENEFICIAL INTEREST
                     PREFERRED SHARES OF BENEFICIAL INTEREST
                       WARRANTS TO PURCHASE COMMON SHARES
                      WARRANTS TO PURCHASE PREFERRED SHARES

         This prospectus pertains to the offer and sale by Corporate Office Properties Trust of one or more of its securities of the type identified above. Corporate Office Properties Trust is referred to in this prospectus as "we," "us" or "COPT."

         We may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement which will accompany this prospectus. This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the documents we have referred to under the heading "Where You Can Find More Information," together with any additional information you may need to make your investment decision.

                               -------------------

         BEFORE INVESTING IN OUR SECURITIES, YOU SHOULD REVIEW THE SECTION OF THIS PROSPECTUS CALLED "RISK FACTORS" WHICH BEGINS ON PAGE 4.

                               -------------------

         Our Common Shares are listed on the New York Stock Exchange under the symbol "OFC." On February 19, 1999, the closing sale price of our Common Shares, as reported on the New York Stock Exchange, was $7.50. To ensure that we maintain our qualification as a real estate investment trust, ownership by any person is limited to 9.8% of the lesser of the number or value of outstanding Common Shares, subject to certain exceptions.

                               -------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


SUMMARY...........................................................................3

OUR COMPANY.......................................................................3

FORWARD-LOOKING STATEMENTS........................................................3

RISK FACTORS......................................................................4

USE OF PROCEEDS..................................................................10

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS.......10

GENERAL DESCRIPTION OF THE OFFERED SECURITIES....................................10

DESCRIPTION OF SHARES............................................................10

FEDERAL INCOME TAX MATTERS.......................................................19

PLAN OF DISTRIBUTION.............................................................28

EXPERTS..........................................................................30

LEGAL MATTERS....................................................................30

WHERE YOU CAN FIND MORE INFORMATION..............................................30


                                     SUMMARY

         THIS PROSPECTUS SUMMARY CALLS YOUR ATTENTION TO SELECTED INFORMATION IN THIS DOCUMENT, BUT IT DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND US AND THE SECURITIES THAT MAY BE OFFERED THROUGH THIS PROSPECTUS, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE "RISK FACTORS" SECTION AND THE DOCUMENTS WE REFER YOU TO IN THE SECTION CALLED "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 30.

                                   OUR COMPANY

         GENERAL. We are a fully-integrated, self-managed real estate investment trust ("REIT") that focuses principally on the acquisition, management, ownership and development of suburban office properties in targeted suburban submarkets principally in the Mid-Atlantic region of the United States. As of December 31, 1998:

         - we owned 48 suburban office properties in Maryland, Pennsylvania and New Jersey containing approximately 4.3 million rentable square feet;

         - we owned nine retail properties containing approximately 639,000 rentable square feet;

         -    our properties were 98.0% leased;

         - we had options to purchase from related parties 156 acres of land contiguous to certain of our office properties; and

         - we were developing three office properties totaling 269,000 square feet.

         We conduct almost all of our operations through our operating partnership, Corporate Office Properties, L.P., a Delaware limited partnership. We are the managing general partner of Corporate Office Properties, L.P. Interests in our operating partnership are in the form of common and preferred units. As of December 31, 1998, we owned approximately 85% of the outstanding common units and approximately 32% of the outstanding preferred units. The remaining common and preferred units in our operating partnership were owned by third parties which included certain of our officers and Trustees. If all preferred units were converted into common units, we would have owned approximately 62% of the common units as of December 31, 1998.

         We are the successor to a corporation organized in 1988 and elected to be taxed as a REIT commencing with the taxable year ended December 31, 1992. We believe that we are organized and have operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the Internal Revenue Code of 1986, as amended, and we intend to continue to operate in such a manner. If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that is distributed to our shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute to its shareholders at least 95% of its annual taxable income (excluding net capital gains).

         Our executive offices are located at 401 City Avenue, Suite 615, Bala Cynwyd, PA 19004 and our telephone number is (610) 538-1800.

                           FORWARD-LOOKING STATEMENTS

         THIS PROSPECTUS AND OUR DOCUMENTS INCORPORATED BY REFERENCE HEREIN CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON OUR CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT OUR BELIEFS AND EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE, EVENTS OR RESULTS AND INVOLVE POTENTIAL RISKS AND UNCERTAINTIES. ACCORDINGLY, ACTUAL RESULTS MAY DIFFER MATERIALLY. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

         IMPORTANT FACTS THAT MAY AFFECT THESE EXPECTATIONS, ESTIMATES OR PROJECTIONS INCLUDE, BUT ARE NOT LIMITED TO: OUR ABILITY TO BORROW ON FAVORABLE TERMS; GENERAL ECONOMIC AND BUSINESS CONDITIONS, WHICH WILL, AMONG OTHER THINGS AFFECT OFFICE PROPERTY DEMAND AND RENTS, TENANT CREDITWORTHINESS AND FINANCING AVAILABILITY; ADVERSE CHANGES IN THE REAL ESTATE MARKETS INCLUDING, AMONG OTHER THINGS, COMPETITION WITH OTHER COMPANIES; RISKS OF REAL ESTATE ACQUISITION AND DEVELOPMENT; GOVERNMENTAL ACTIONS AND INITIATIVES; ENVIRONMENTAL REQUIREMENTS; AND THE OTHER FACTORS DESCRIBED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4.

                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR SECURITIES, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS. WE HAVE DESCRIBED FOR YOU BELOW SOME OF THE RISKS INVOLVED IN INVESTING IN THE COMMON SHARES WHICH MAY BE OFFERED UNDER THIS PROSPECTUS. A WORD OF CAUTION: THE LIST BELOW IS NOT A COMPLETE LIST. YOU SHOULD CAREFULLY CONSIDER EACH OF THESE FACTORS AND ALL OF THE INFORMATION BOTH IN THIS PROSPECTUS AND THE DOCUMENTS WE REFER YOU TO IN THE SECTION CALLED "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 30.

WE MAY INCUR PROBLEMS WITH OUR REAL ESTATE FINANCING

         GENERALLY. Our strategy is to operate with higher debt levels than most other REITs. Our organizational documents do not limit the amount of indebtedness that we may incur. Most of our properties have been mortgaged to collateralize indebtedness. In addition, we will rely on borrowings to fund some or all of the costs of new property acquisitions, capital expenditures and other items.

         As of December 31, 1998, our total outstanding debt was $306.8 million. Our debt to total market capitalization ratio was 58.7% based upon a market price for Common Shares of $7.125 on December 31, 1998. Total market capitalization is the sum of total debt plus the value of all outstanding Common Shares and common units at such market price and the total Preferred Shares and preferred units at their liquidation value.

         Payments of principal and interest on our debt may leave us with insufficient cash to operate our properties or pay distributions to our shareholders required to maintain our qualification as a REIT. We are also subject to the risks that:

         - We may not be able to refinance our existing indebtedness, or refinance on terms as favorable as the terms of our existing indebtedness;

         - Certain debt agreements of our operating partnership could restrict the ability of our operating partnership to make cash distributions to us, which could result in reduced distributions to our shareholders or the need to incur additional debt to fund distributions; and

         - If we are unable to pay our debt service on time, our lenders could foreclose on our properties securing such debt and in some cases other properties and assets which we own. A number of our loans are cross-collateralized, which means that separate groups of properties from our portfolio secure each of these loans. More importantly, almost all of our loans are cross-defaulted, which means that failure to pay interest or principal on any of our loans will create a default on certain of our other loans. In addition, if we are in default and the value of the properties securing a loan is less than the loan balance, the lender may require payment from our other assets.

         As of December 31, 1998, approximately 19.6% of our total debt had adjustable interest rates. Consequently, if short term interest rates were to rise, our debt service payments would increase, which would lower our net income and could decrease our distributions to our shareholders.

         WE MUST REFINANCE OUR MORTGAGE DEBT IN THE FUTURE. Over the next five years, our scheduled debt payments, including maturities, are as follows:


                   1999      $ 14,338,000
                   2000       179,035,000
                   2001         5,102,000
                   2002         6,871,000
                   2003         2,624,000


         Of the debt due in 2000, we have the right to extend $100.0 million to 2002 and approximately $76.8 million to 2001.

         We do not expect our operations to generate enough cash flow to repay some or all of this debt without additional borrowings or new equity investment. If we cannot refinance, extend the debt due dates, or raise additional equity prior to the date when our debt matures, we would default on our existing debt.

WE RELY ON A FEW TENANTS FOR MOST OF OUR REVENUE

         As of December 31, 1998, ten tenants accounted for 50.6% of our annualized office rents. Two of these tenants accounted for approximately 27.0% of our total annualized office rents. Our largest tenant is the United States federal government, two agencies of which lease space in nine of our office properties. These leases represented approximately 17.0% of our total annualized office rents as of December 31, 1998. Generally, these government leases provide for one-year terms or provide for one-year termination rights. The government may terminate its leases if, among other reasons, Congress fails to provide funding. The Congress of the United States has appropriated funds for these leases through September of 1999. The second largest tenant, Unisys Corporation, represented 10.0% of our annualized office rents as of December 31, 1998 and a larger percentage of our net operating income since Unisys pays all of its property operating expenses directly. Unisys occupies space in three of our office properties. If either the federal government or Unisys fails to make rental payments to us, or if the federal government elects to terminate several of its leases and the space cannot be re-leased on satisfactory terms, our financial performance and ability to make expected distributions to shareholders would be materially adversely affected.

OUR PROPERTIES ARE LOCATED MAINLY IN ONE REGION -- THE MID-ATLANTIC

         All of our office properties are located in the Mid-Atlantic region of the United States, and 58.7% of our total annualized office rents as of December 31, 1998 is earned from our office properties located in the Baltimore-Washington corridor. Consequently, we do not have a broad geographic distribution of our properties. As a result, a decline in the real estate market or economic conditions generally in the Mid-Atlantic region would adversely affect us.

WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH

         We have grown rapidly. In 1998, we completed numerous acquisitions, expanding our total portfolio of properties from 1.9 million square feet to 5.0 million square feet. Our recent acquisition of properties from Constellation Properties, Inc. is our largest acquisition to date. We also plan to expand in the future. In order to successfully manage our growth, we must, among other things, integrate the personnel and operations of the acquired properties while effectively managing our corporate overhead costs. We cannot assure you that we will be able to accomplish these goals. If we fail to successfully manage our growth, we could be materially adversely affected.

THE LEVEL OF OUR SHAREHOLDER DISTRIBUTIONS COULD DECLINE

         We intend to make regular quarterly cash distributions to our shareholders. However, distribution levels depend on a number of factors, some of which are beyond our control.

         Commencing on October 1, 1999, holders of preferred units in our operating partnership will be able to convert those units into common units and, if current distribution levels remain unchanged, receive increased distributions. These increased distributions would total approximately $2.0 million annually if all holders of preferred units converted. Although we believe that we would have sufficient cash flow to pay that increase, such conversion could require a reduction in per share distributions on our Common Shares and common units or restrict our ability to increase these distributions in the future. Our loan agreements also contain provisions which could also restrict future distributions. Our ability to sustain our current distribution level also will be dependent, in part, on other matters including continued property occupancy and profitability of tenants, the amount of future capital expenditures and expenses relating to our properties, the level of leasing activity and future rental rates, the strength of the commercial real estate market, competition, the costs of compliance with environmental and other laws, our corporate overhead levels, the amount of uninsured losses and our decisions whether to reinvest rather than distribute cash available for distribution.

A THIRD PARTY COULD HAVE DIFFICULTY IN SEEKING TO ACQUIRE CONTROL OF US

         CONSTELLATION'S COMMON SHARE OWNERSHIP AND OUR OWNERSHIP LIMITS ARE IMPORTANT FACTORS. Constellation Properties, Inc. currently owns approximately 41.8% of our outstanding Common Shares. Under our charter, two-thirds of the outstanding Common Shares must approve a merger, a sale of substantially all our assets, any amendment to our charter, the removal of a Trustee, and the termination of COPT. Because Constellation Properties, Inc. owns more than one-third of our voting stock, it has the ability to veto any of those transactions, which will make it more difficult for any third party to acquire control of us. Such change of control could involve a premium over the market price for the Common Shares or other attributes that the shareholders may consider desirable. In addition, our charter limits ownership of our Common Shares by any single shareholder to 9.8% of the number of the outstanding shares or 9.8% of the value of the outstanding shares. We call these restrictions the "Ownership Limit." Our charter allows our Board of Trustees to exempt shareholders from the Ownership Limit, and the Board has exempted Constellation Properties, Inc. from the Ownership Limit.

         OUR CHARTER PROVIDES OTHER POTENTIAL DEFENSES. Subject to the requirements of the New York Stock Exchange, the Board of Trustees has the authority without shareholder approval to issue additional securities of COPT on terms that could delay, defer or prevent a change in control of COPT. In addition, our Board has the authority to reclassify any of our unissued Common Shares into Preferred Shares. The Board may issue Preferred Shares with such preferences, rights, powers and restrictions as the Board may determine. Our Board has already issued the Series A Preferred Shares, which have features which make it harder for a third party to acquire control of us. See "Description of Shares--Series A Preferred Shares" beginning on page 12.

         Our Board is divided into three classes of Trustees. The terms of the first, second and third classes of the Trustees will expire in 1999, 2000 and 2001, respectively. In the future, we will elect Trustees for staggered three-year terms. Staggered elections make it more difficult for a third party to acquire control of us. See "Description of Shares--Classification of Board, Vacancies and Removal of Trustees" on page 17.

         THE MARYLAND BUSINESS STATUTES ALSO IMPOSE POTENTIAL RESTRICTIONS. Various Maryland laws may have the effect of discouraging offers to acquire us, even if the acquisition would be advantageous to shareholders. Our Bylaws exempt us from such laws, but our Board of Trustees can change our Bylaws at any time to make these provisions applicable to us. See "Description of Shares--Possible Antitakeover Effect of Certain Provisions of Maryland Law" on page 18.

OUR PERFORMANCE IS SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY

         GENERALLY. We earn income from renting our properties. Our operating costs are mostly fixed costs, and do not necessarily fluctuate in relation to changes in our rental income. This means our costs will not necessarily decline even if our revenues do. Also, our operating costs may increase while our revenues do not.

         For new tenants or upon lease expiration for existing tenants, we generally must make improvements and pay other tenant-related costs for which we may not receive increased rents. We also make building-related capital improvements for which tenants may not reimburse us.

         If our properties do not generate income sufficient to meet our operating expenses and capital costs, we may have to borrow additional amounts to cover these costs. We may have lower profits or even incur losses. Moreover, there may be less or no cash available for distributions to our shareholders.

         OUR LEASE RENEWALS POSE CERTAIN UNCERTAINTIES. When leases expire at our properties, our tenants may not renew or may renew but on terms less favorable to us than the terms of the original lease. Our scheduled lease expirations, as a percentage of total annualized rents for the next five years, are:


                   1999            6.3%
                   2000            9.1%
                   2001            9.3%
                   2002           14.3%
                   2003           15.1%



         If a tenant leaves, we can expect to incur a vacancy for some period of time as well as higher capital costs than if a tenant renews. In either case, our net income and ability to make expected distributions to our shareholders could be adversely affected.

         COMPETITION MAY CAUSE DIFFICULTY IN OUR LEASING ACTIVITY. The commercial real estate market is highly competitive. Numerous commercial properties compete for tenants with our properties and our competitors are building additional properties in the markets in which our properties are located. Some of these competing properties may be newer or have more desirable locations than our properties. If the market does not absorb newly constructed space, market vacancies will increase and market rents may decline. As a result, we may have difficulty leasing space at our properties and we may be forced to lower the rents we charge on new leases to compete effectively.

         COMPETITION MAY CAUSE DIFFICULTY IN OUR STRATEGY OF ACQUIRING NEW PROPERTY. We compete for the purchase of commercial property with many entities, including other publicly traded commercial REITs. Many of our competitors have substantially greater financial resources than ours. In addition, our competitors may be willing to accept lower returns on their investments. If our competitors prevent us from buying the amount of properties that we have targeted for acquisition, we may not be able to meet our property acquisition and development goals.

         OUR DEVELOPMENT AND CONSTRUCTION ACTIVITIES POSE CERTAIN RISKS. Although the majority of our investments are in currently leased properties, to a lesser extent we also develop properties, including some which are not fully pre-leased. When we develop properties, we run the risks that development costs will exceed our budgets, that we will experience construction or development delays and that projected leasing will not occur.

         WE ARE SUBJECT TO POSSIBLE ENVIRONMENTAL LIABILITIES. We are subject to various federal, state and local environmental laws. These laws can impose liability on property owners or operators for the costs of removal or remediation of certain hazardous substances released on a property, even if the property owner was not responsible for the release of the hazardous substances. The presence of hazardous substances on our properties may adversely affect occupancy and our ability to sell or borrow against those properties. In addition to the costs of government claims under environmental laws, private plaintiffs may bring claims for personal injury or similar reasons. Various laws also impose liability for the costs of removal or remediation of hazardous substances at the disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous substances at such a facility is potentially liable under such laws. These laws often impose liability whether or not the facility is or ever was owned or operated by such person.

         WE CANNOT SELL OUR PROPERTIES QUICKLY. Equity real estate investments like our properties are relatively difficult to sell and convert to cash quickly. Such illiquidity will tend to limit our ability to vary our portfolio of properties promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended, imposes certain penalties on a REIT that sells properties held for less than four years. As a result, we may be unable to sell a property at an advantageous time.

         WE ARE SUBJECT TO OTHER POSSIBLE LIABILITIES. Our properties may be subject to other risks relating to current or future laws including laws benefiting disabled persons, and other state or local zoning, construction or other regulations. These laws may require significant property modifications in the future for which we may not have budgeted and could result in fines being levied against us. In addition, although we believe that we adequately insure our properties, we are subject to the risk that our insurance may not cover all of the costs to restore a property which is damaged by a fire or other similar catastrophic event. The occurrence of any of these risks would have an adverse impact on our cash flows and ability to make distributions to shareholders.

WE AND OUR SHAREHOLDERS ARE SUBJECT TO CERTAIN TAX RISKS

         OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE ADVERSE TAX CONSEQUENCES. We believe that, since 1992, we have qualified for taxation as a REIT for federal income tax purposes. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from certain sources that are itemized in the REIT tax laws. We are also required to distribute to shareholders at least 95% of our REIT taxable income (excluding capital gains). The fact that we hold most of our assets through our operating partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible for us to remain qualified as a REIT.

         If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first fail to qualify. If we fail to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to our shareholders. This would likely have a significant adverse effect on the value of our securities. In addition, we would no longer be required to make any distributions to our shareholders.

         WE HAVE CERTAIN DISTRIBUTION REQUIREMENTS. As a REIT, we must distribute 95% of our annual taxable income, which limits the amount of cash we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 95% distribution requirement.

         WE ARE ALSO SUBJECT TO OTHER TAX LIABILITIES. Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and property. Any such taxes would reduce our operating cash flow.

         When we purchased certain office properties located in Pennsylvania, we only purchased 89% of the partnership which owned each property. The remaining 11% will be acquired by the operating partnership not later than December 2000. This structure is intended to comply with informal advice from the Pennsylvania Department of Revenue that such two-stage transfers are not subject to Pennsylvania real estate transfer taxes. However, we have not obtained a formal ruling from the Pennsylvania Department of Revenue on this issue. If the Pennsylvania Department of Revenue were to successfully change this structure, or the remaining interests were required to be transferred for financing or other purposes prior to October 14, 2000, we would be subject to Pennsylvania state and local transfer taxes of approximately $2.7 million.

         A LIMITED PARTNER MAY INCUR TAX UPON EXCHANGE OF UNITS. If a limited partner of our operating partnership exchanges units for Common Shares, the tax effect to the limited partner will be the same as a sale of such units. Consequently, such limited partner may have a taxable gain on such exchange. It is possible that his or her tax liability could exceed the value of the Common Shares received upon such exchange. Also, a limited partner's ability to sell enough Common Shares to raise cash to pay such a tax liability may be restricted, which would further reduce the value of those shares to the limited partner.

ISSUANCES OF LARGE AMOUNTS OF OUR COMMON SHARES COULD CAUSE OUR SHARE PRICE TO DECLINE

         As of December 31, 1998, 16,801,876 Common Shares were outstanding. This prospectus may be used for the issuance of additional Common Shares. If we issue a significant number of Common Shares in a short period of time, that activity may cause a decrease in the market price of the Common Shares.

WE LACK CONTROL OVER OUR MANAGEMENT COMPANY

         We receive substantially all of the economic benefits of Corporate Office Management, Inc. ("COMI"), the company which manages our properties. However, we are not able to elect directors or officers of COMI because we hold only 1% of COMI's voting stock and the balance of COMI's voting stock is owned by persons who are not our officers or Trustees. Therefore, we cannot directly influence the operations of COMI. As a result, the board of directors and management of COMI may implement business policies or decisions that would not have been implemented by us. These policies or decisions could be adverse to our interests or lead to adverse financial results, which could adversely impact our net operating income and cash flow.

         Although we believe that the contracts between us and COMI for management services are no less favorable to us than those which could be obtained from a third party, such contracts are not the result of arm's length negotiations and, therefore, we cannot assure you that those contracts are just as favorable.

CERTAIN OFFICERS AND TRUSTEES OF COPT HAVE POTENTIAL CONFLICTS OF INTEREST

         The Chairman of our Board, our Chief Executive Officer, and certain other officers own direct and indirect interests in office properties and other real estate assets in which we have an interest and the interests of these persons may give rise to certain conflicts of interest concerning the fulfillment of their responsibilities as our officers and Trustees. We have adopted certain policies designed to minimize conflicts of interest. We cannot assure you, however, that these policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders of COPT. For example, the Chairman of our Board of Trustees and our Chief Executive Officer own a significant share of the units of our operating partnership. If our operating partnership sells or refinances certain of the properties that these officers contributed to the operating partnership, they could suffer adverse tax consequences. Therefore, they could oppose such a transaction.

WE ARE DEPENDENT ON OUR KEY PERSONNEL

         We are dependent on the efforts of our Trustees and executive officers, including Mr. Shidler, our Chairman of the Board of Trustees, Mr. Hamlin, our Chief Executive Officer, and Mr. Griffin, our President. The loss of any of their services could have an adverse effect on our operations. Although certain of our officers have entered into employment agreements with us, we cannot assure you that they will remain employed with us.

WE MAY CHANGE OUR POLICIES WITHOUT SHAREHOLDER APPROVAL

         Our Board of Trustees determines all of our policies, including our investment, financing and distribution policies. Although our Board of Trustees has no current plans to do so, it may amend or revise these policies at any time without a vote of our shareholders. Policy changes could adversely affect our financial condition, results of operations, or the market price of the Common Shares or our ability to pay dividends or distributions.

WE ARE SUBJECT TO THE "YEAR 2000 RISK"

         The "Year 2000 Risk" arises because certain computer programs have been written using two digits rather than four to define the applicable years. Consequently, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, building system failures, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Our accounting software vendor has certified that its package of software which we use is year 2000 compliant; however, we have not independently determined that this package is year 2000 compliant and we cannot assure you it is free of Year 2000 Risk.

         We rely on third-party suppliers for a number of key services. If supplier operations are interrupted due to the Year 2000 Risk, that interruption could affect our operations. Although some of our suppliers have assured us that they are year 2000 compliant, we cannot assure you that our vendors are free of Year 2000 Risk. We also depend upon our tenants for revenue and cash flow. Interruptions in tenant operations due to the Year 2000 Risk could result in reduced revenue, increased receivable levels and cash flow reductions.

                                 USE OF PROCEEDS

         Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general trust purposes, including capital expenditures, acquisition or development of additional properties, repayment of indebtedness, repurchases of our Common Shares and meeting our working capital needs.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED SHARE DIVIDENDS

         The following table sets forth COPT's consolidated ratios of earnings to combined fixed charges and Preferred Share dividends for each of the last five calendar years.


                                                             Years ended
                                                ------------------------------------
                                                1998    1997    1996    1995    1994
                                                ----    ----    ----    ----    ----
Ratio of earnings to combined fixed
charges and Preferred Share
dividends                                       1.33     (A)    1.23    1.21    1.27
                                                ----    ----    ----    ----    ----
                                                ----    ----    ----    ----    ----


         For purposes of calculating the ratio of earnings to combined fixed charges and Preferred Share dividends, earnings were calculated by adding fixed charges, excluding Preferred Share dividends, and minority interests of common unitholders to net income. Fixed charges consist of interest costs, amortization of debt issuance costs, and distributions to preferred unitholders.

         (A) During the year ended December 31, 1997, COPT's net income included a non-recurring expense of $1,353,000 associated with the termination of an advisory agreement. As a result, earnings were inadequate to cover fixed charges by approximately $902,000 in the year ended December 31, 1997. If such non-recurring expense had not been incurred, COPT's ratio of earnings to combined fixed charges and Preferred Share dividends for 1997 would have been 1.12.

                  GENERAL DESCRIPTION OF THE OFFERED SECURITIES

         We may use this prospectus to offer our Common Shares, Preferred Shares, warrants to purchase Common Shares or warrants to purchase Preferred Shares, which we refer to collectively as the "securities", or any combination of the foregoing, either individually or as units consisting of two or more such securities. The aggregate offering price of our securities will not exceed $250,000,000. If securities offered by this prospectus are offered as units, the terms of the units will be set forth in a related prospectus supplement.

                              DESCRIPTION OF SHARES

         THE FOLLOWING SUMMARY OF THE TERMS OF THE SHARES OF CORPORATE OFFICE PROPERTIES TRUST ("COPT") DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DECLARATION OF TRUST AND THE BYLAWS OF COPT, COPIES OF WHICH ARE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

GENERAL

         The Declaration of Trust provides that COPT may issue up to 45,000,000 Common Shares and 5,000,000 preferred shares of beneficial interest, par value $.01 per share (the "Preferred Shares"). As of December 31, 1998, there were 16,801,876 Common Shares and 984,308 Series A Convertible Preferred Shares (the "Series A Preferred Shares") issued and outstanding. The Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of COPT, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that COPT has authority to issue. The additional shares of beneficial interest, which could include Common Shares, will be available for issuance without further action by COPT's shareholders, subject to the requirements of the New York Stock Exchange ("NYSE").

         Both Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the "Maryland REIT Law") and the Declaration of Trust provide that no shareholder of COPT will be personally liable for any obligation of COPT solely as a result of such shareholder's status as a shareholder of COPT. The Declaration of Trust provides that COPT shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of a final disposition of a proceeding to, any shareholder or any former shareholder from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder of COPT. The Bylaws of COPT obligate it, to the maximum extent permitted by Maryland law, to indemnify any shareholder or any former shareholder (including, without limitation, any individual who, while a shareholder and at the request of COPT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of being a shareholder, against reasonable expenses incurred by him in connection with the proceeding. Inasmuch as COPT carries public liability insurance which it considers adequate, any risk of personal liability to shareholders not covered by the Maryland REIT Law is limited to situations in which COPT's assets plus its insurance coverage would be insufficient to satisfy the claims against COPT and its shareholders.

COMMON SHARES

         All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of beneficial interest and to the provisions of the Declaration of Trust regarding the restriction on transfer of Common Shares, holders of Common Shares are entitled to receive dividends on such shares if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in the assets of COPT legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of COPT.

         Subject to the provisions of the Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding Common Share entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of Trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Common Shares possess the exclusive voting power. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Constellation Properties, Inc. is currently entitled to appoint two of the nine Trustees. See "Description of Common Shares--Series A Preferred Shares" below.

         Holders of Common Shares have no preference, conversion, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of COPT. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of Common Shares, the Common Shares have equal dividend, distribution, liquidation and other rights.

         The Declaration of Trust provides for approval by a majority of the votes cast by holders of Common Shares entitled to vote on the matter in all situations permitting or requiring action by the shareholders, except with respect to: (i) the election of Trustees (which requires a plurality of all the votes cast at a meeting of shareholders of COPT at which a quorum is present), (ii) the removal of Trustees (which requires the affirmative vote of the holders of two-thirds of the outstanding shares of beneficial interest of COPT entitled to vote generally in the election of Trustees, which action can only be taken for cause by vote at a shareholder meeting), (iii) the merger of COPT with another entity or the sale (or other disposition) of all or substantially all of the assets of COPT (which requires the affirmative vote of the holders of two-thirds of the outstanding shares of beneficial interest entitled to vote on the matter), (iv) the amendment of the Declaration of Trust (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter), (v) the termination of COPT (which requires the affirmative vote of two-thirds of the outstanding shares of beneficial interest entitled to be cast on the matter); and (vi) certain voting rights of Constellation Properties, Inc. (See "Series A Preferred Shares" below). The Declaration of Trust permits the Trustees, without any action by the holders of Common Shares, (a) by a two-thirds vote, to amend the Declaration of Trust from time to time to qualify as a real estate investment trust under the Code or the Maryland REIT Law and (b) by a majority vote to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that COPT has authority to issue.

CLASSIFICATION OR RECLASSIFICATION OF COMMON SHARES OR PREFERRED SHARES

         The Declaration of Trust authorizes the Board of Trustees to reclassify any unissued shares of Common or Preferred Shares into other classes or series of classes of shares and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, in addition to the Series A Preferred Shares, the Board of Trustees could authorize the issuance of other Preferred Shares with terms and conditions which could also have the effect of delaying, deferring or preventing a change in control of COPT or other transaction that might involve a premium over the then prevailing market price for Common Shares or other attributes that the shareholders may consider to be desirable.

SERIES A PREFERRED SHARES

         Of the 5,000,000 Preferred Shares authorized, the Declaration of Trust designates 1,025,000 Series A Convertible Preferred Shares, par value $.01 per share ("Series A Preferred Shares"), of which 984,308 Series A Preferred Shares were issued to Constellation Properties, Inc., with terms as follows:

         VOTING RIGHTS. Except as set forth below and as required by applicable law, the Series A Preferred Shares do not entitle the holder thereof to any vote. If an amendment to COPT's Declaration of Trust or a reclassification of Preferred Shares would amend, alter or repeal any of the rights, preferences or powers of the Series A Preferred Shares, then the affirmative vote of holders of two-thirds of the outstanding Series A Preferred Shares, voting as a separate class, would be required for its adoption. Constellation Properties, Inc. has the right to designate up to two members of the Board of Trustees depending on Constellation Properties, Inc.'s ownership percentage of outstanding shares. This right is set forth as a term of the Series A Preferred Shares, such that so long as Constellation Properties, Inc. holds any Series A Preferred Shares (and it beneficially owns 30% of the Common Shares), Constellation Properties, Inc. will have the right to designate up to two Trustees. If Constellation Properties, Inc.'s Common Share beneficial holdings fall below 30% but above 15%, Constellation Properties, Inc. may designate one Trustee.

         DIVIDENDS. Holders of Series A Preferred Shares will be entitled to cumulative dividends, payable quarterly and in preference to dividends payable on Common Shares, accruing from the date of issue, when, as and if declared by the Board of Trustees out of funds legally available therefor, at the annual rate of $1.375 per share, which is 5.5% of the $25.00 liquidation preference of the Series A Preferred Shares.

         LIQUIDATION. In the event of any liquidation, dissolution or winding-up of COPT's affairs, holders of Series A Preferred Shares will be entitled to receive, out of the assets of COPT legally available for distribution to its shareholders, the sum of $25.00 for each Preferred Share, plus an amount equal to all dividends accrued and unpaid on each such Series A Preferred Share up to the date fixed for distribution, before any distribution may be made to holders of COPT's Common Shares.

         CONVERSION. The Series A Preferred Shares are convertible into Common Shares on the basis of 1.8748 Common Shares for each Series A Preferred Share (subject to adjustment upon certain events, such as dividends paid in Common Shares) as follows:


                                    Series A     Common Shares
                                   Preferred          if
           Conversion Date           Shares        converted
           ---------------           ------        ---------
          September 28, 2000         865,566       1,622,763
          October 22, 2000            72,509         135,940
          December 30, 2000           46,233          86,678
                                     -------       ---------
          Total                      984,308       1,845,381
                                     -------       ---------



         Notwithstanding the foregoing, Series A Preferred Shares held by Constellation Properties, Inc. may not be converted into Common Shares if after such conversion Constellation Properties, Inc. and its affiliates would own 45% or more of COPT's outstanding Common Shares, although in the event of such attempted conversion, Constellation Properties, Inc. may elect to receive dividends issued on the Common Shares it would have received if the conversion had been completed, in lieu of dividends on its Preferred Shares.

         ADDITIONAL PARITY AND JUNIOR SHARES. Any shares issued which are senior to the Series A Preferred Shares require an affirmative vote of two-thirds of the holders of Series A Preferred Shares. COPT may issue any class of capital shares with voting rights which are on parity with or junior to the Series A Preferred Shares without consent of the holders of Series A Preferred Shares. However, an affirmative vote of two-thirds of the holders of Series A Preferred Shares is required for any issuance or sale of greater than $50 million in Common Shares at a price less than $9.50 per share.

ISSUANCE OF ADDITIONAL PREFERRED SHARES

         The following description of our Preferred Shares of beneficial interest sets forth general terms and provisions of the Preferred Shares to which any prospectus supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to our Declaration of Trust, Bylaws and any applicable amendment to the Declaration of Trust designating terms of a series of Preferred Shares (a "Designating Amendment"). The Preferred Shares, when issued, will be fully paid and non-assessable. Because our Board of Trustees has the power to establish the preferences, powers and rights of each series of Preferred Shares, subject to the rights of the holders of the Series A Preferred Shares, our Board may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. The issuance of additional series of Preferred Shares could have the effect of delaying or preventing a change of control that might involve a premium price for shareholders or otherwise be in their best interest.

         The rights, preferences, privileges and restrictions of the Preferred Shares of each series will be fixed by the Designating Amendment relating to the series. A prospectus supplement, relating to each series, will specify the terms of the Preferred Shares, as follows:

         -    the title and stated value of the Preferred Shares;

         - the number of Preferred Shares offered, the liquidation preference per share and the offering price of the Preferred Shares;

         - the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the Preferred Shares;

         - the date from which dividends on the Preferred Shares will accumulate, if applicable;

         - the procedures for any auction and remarketing, if any, for the Preferred Shares;

         -    the provision for a sinking fund, if any, for the Preferred
              Shares;

         -    the provision for redemption, if applicable, of the Preferred
              Shares;

         -    any listing of the Preferred Shares on any securities exchange;

         - the terms and conditions, if applicable, upon which the Preferred Shares will be convertible into our Common Shares, including the conversion price (or manner of calculation) and conversion period;

         - any other specific terms, preferences, rights, limitations or restrictions of the Preferred Shares;

         - a discussion of certain material federal income tax considerations applicable to the Preferred Shares;

         - the relative ranking and preferences of the Preferred Shares as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

         - any limitation on issuance of any series of Preferred Shares ranking senior to or on a parity with the series of Preferred Shares as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs; and

         - any limitations on direct or beneficial ownership and restrictions on transfer of the Preferred Shares, in each case as may be appropriate to preserve our status as a REIT.

RESTRICTIONS ON TRANSFER

         For COPT to qualify as a REIT under the Code, its shares of beneficial interest generally must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year. This test is applied by "looking through" certain shareholders which are not individuals (e.g, , corporations or partnerships) to determine indirect ownership of COPT by individuals.

         The Declaration of Trust, subject to certain exceptions, contains certain restrictions on the number of shares of beneficial interest of COPT that a person may own. The Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Aggregate Share Ownership Limit") of the number or value of the outstanding shares of beneficial interest of COPT. In addition, the Declaration of Trust prohibits any person from acquiring or holding, directly or indirectly, Common Shares in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares (the "Common Share Ownership Limit").

         The Board of Trustees, in its sole discretion, may exempt a proposed transferee from the Aggregate Share Ownership Limit and the Common Share Ownership Limit (an "Excepted Holder"). However, the Board of Trustees may not grant such an exemption to any person if such exemption would result in COPT being "closely held" within the meaning of Section 856(h) of the Code or otherwise would result in COPT failing to qualify as a REIT. In order to be considered by the Board of Trustees as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of COPT (or a tenant of any entity owned or controlled by COPT) directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of the Board of Trustees that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the Share Trust (as defined below). The Board of Trustees may require a ruling from the Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees, in its sole discretion, in order to determine or ensure COPT's status as a REIT. Constellation Properties, Inc., Mr. Jay H. Shidler and Mr. Clay W. Hamlin, III are all Excepted Holders. However, as of December 31, 1998, Messrs. Shidler and Hamlin collectively owned only 3.6% of the outstanding Common Shares.

         The Declaration of Trust further prohibits (a) any person from beneficially or constructively owning shares of beneficial interest of COPT that would result in COPT being "closely held" under Section 856(h) of the Code or otherwise cause COPT to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of COPT if such transfer would result in shares of beneficial interest of COPT being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of beneficial interest of COPT that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of the beneficial interest of COPT that resulted in a transfer of shares to the Share Trust (as hereinafter defined), is required to give notice immediately to COPT and provide COPT with such other information as COPT may request in order to determine the effect of such transfer on COPT's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of COPT to attempt to qualify, or to continue to qualify, as a REIT.

         If any transfer of shares of beneficial interest of COPT occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest of COPT in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of shares of beneficial interest of COPT in excess of the ownership limit will automatically be transferred to a trust (the "Share Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall not acquire any rights in such shares. The Prohibited Owner may not benefit economically from ownership of any shares of beneficial interest held in the Share Trust, may have no rights to dividends and may not possess any other rights attributable to the shares of beneficial interest held in the Share Trust. The trustee of the Share Trust (the "Share Trustee") will have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Share Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by COPT that shares of beneficial interest have been transferred to the Share Trust will be paid by the recipient of such dividend or distribution to the Share Trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the Share Trustee. Any dividend or distribution so paid to the Share Trustee will be held in the Share Trust for the Charitable Beneficiary. The Prohibited Owner will have no voting rights with respect to shares of beneficial interest held in the Share Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Share Trust, the Share Trustee will have the authority (at the Share Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by COPT that such shares have been transferred to the Share Trust and (ii) to recast such vote in accordance with the desires of the Share Trustee acting for the benefit of the Charitable Beneficiary. However, if COPT has already taken irreversible trust action, then the Share Trustee will not have the authority to rescind and recast such vote.

         Within 20 days of receiving notice from COPT that shares of beneficial interest of COPT have been transferred to the Share Trust, the Share Trustee will sell the shares of beneficial interest held in the Share Trust to a person, designated by the Share Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as described below. The Prohibited Owner will receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Share Trust (E.G., a gift, devise or other such transaction), the Market Price (as defined in the Declaration of Trust) of such shares on the day of the event causing the shares to be received by the Share Trustee and (ii) the price per share received by the Share Trustee from the sale or other disposition of the Common Shares held in the Share Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the Charitable Beneficiary. If, prior to the discovery by COPT that shares of beneficial interest have been transferred to the Share Trust, such shares are sold by a Prohibited Owner, then
(i) such shares will be deemed to have been sold on behalf of the Share Trust and (ii) to the extent that the Prohibited Owner received an amount for shares that exceeds the amount that such Prohibited Owner was entitled to receive as described above, such excess will be paid to the Share Trustee upon demand.

         In addition, shares of beneficial interest of COPT held in the Share Trust will be deemed to have been offered for sale to COPT, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Share Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and
(ii) the Market Price on the date COPT, or its designee, accepts such offer. COPT shall have the right to accept such offer until the Share Trustee has sold the shares of beneficial interest held in the Share Trust. Upon such a sale to COPT, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner.

         All certificates representing Common Shares will bear a legend referring to the restrictions described above.

         Every owner of more than 5% (or such other percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of COPT's shares of beneficial interest, including Common Shares, is required to give written notice to COPT within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest of COPT which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to COPT such additional information as COPT may request in order to determine the effect, if any, of such beneficial ownership on COPT's status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit. In addition, each shareholder shall upon demand be required to provide to COPT such information as COPT may request, in good faith, in order to determine COPT's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

         These ownership limitations could delay, defer or prevent a change in control of COPT or other transaction that might involve a premium over the then prevailing Market Price for the Common Shares or other attributes that the shareholders may consider to be desirable.

ISSUANCE OF WARRANTS

         We have no outstanding warrants to purchase our Common Shares ("Common Share Warrants") or outstanding warrants to purchase our Preferred Shares ("Preferred Share Warrants" and collectively with Common Share Warrants, the "Warrants"). We may issue Warrants for the purchase of Preferred Shares or Common Shares. Warrants may be issued by any prospectus supplement independently or together with any other securities offered and may be attached to or separate from those securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between us and a warrant agent specified in a prospectus supplement (the "Warrant Agent"), the form of which will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The Warrant Agent will act solely as our agent in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable prospectus supplement relating to the issuance of any Warrants.

         A prospectus supplement will describe the terms of the Warrants in respect of which this prospectus is being delivered including, where applicable, the following:

         -    the title of the Warrants;

         -    the aggregate number of the Warrants;

         -    the price or prices at which the Warrants will be issued;

         - the designation, terms and number of Common Shares or Preferred Shares purchasable upon exercise of the Warrants;

         - the designation and terms of the securities, if any, with which the Warrants are issued and the number of the Warrants issued with each such offered security;

         - the date, if any, on and after which the Warrants and the related Preferred Shares or Common Shares will be separately transferable;

         - the price (or manner of calculation) at which each Common Share or Preferred Share purchasable upon exercise of the Warrants may be purchased;

         - the date on which the right to exercise the Warrants shall commence and the date on which the right shall expire;

         - the minimum or maximum amount of the Warrants which may be exercised at any one time;

         -    information with respect to book-entry procedures, if any;

         - a discussion of certain material federal income tax considerations; and

         - any other terms of the Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Warrants.

The exercise of any Warrants will be subject to and limited by the transfer and ownership restrictions in our declaration of trust. See "Description of Shares---Restrictions on Transfer."

CLASSIFICATION OF BOARD, VACANCIES AND REMOVAL OF TRUSTEES

         The Declaration of Trust provides for a staggered Board of Trustees. COPT presently has nine Trustees divided into three classes, with terms of three years each. Constellation Properties, Inc. currently may appoint two Trustees. See "Description of Shares - Series A Preferred Shares." Currently, the number of Trustees in each class and the expiration of each class's term is as follows:


              Class 1        2 Trustees        Expires 1999
              Class 2        3 Trustees        Expires 2000
              Class 3        4 Trustees        Expires 2001


At each annual meeting of shareholders of COPT, successors of the class of Trustees whose term expires at that meeting will be elected for a three-year term and the Trustees in the other two classes will continue in office. A classified board may delay, defer or prevent a change in control of COPT or other transaction that might involve a premium over the then prevailing market price for the Common Shares or other attributes that the shareholders may consider to be desirable. In addition, classification of the Board of Trustees would prevent shareholders who do not agree with the policies of the Board of Trustees from replacing a majority of the Board of Trustees for two years, except in the event of removal for cause.

         The Bylaws of COPT (the "Bylaws") provide that any vacancy on the Board of Trustees may be filled by a majority of the remaining Trustees. Any individual so elected Trustee will hold office for the unexpired term of the Trustee he or she is replacing. The Declaration of Trust provides that a Trustee may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of Trustees, but only by a vote taken at a shareholder meeting. These provisions preclude shareholders from removing incumbent Trustees, except upon the existence of cause for removal and a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

ADVANCE NOTICE OF NOMINATIONS AND NEW BUSINESS

         The Bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (a) pursuant to COPT's notice of the meeting, (b) by the Board of Trustees or (c) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws. With respect to special meetings of shareholders, the Bylaws provide that only the business specified in COPT's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only
(a) pursuant to COPT's notice of the meeting, (b) by the Board of Trustees or
(c) provided that the Board of Trustees has determined that Trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

POSSIBLE ANTITAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW

         The Maryland General Corporations Law ("MGCL") contains provisions that may be deemed to have an antitakeover effect. The provisions applicable to COPT are set forth below.

         CERTAIN BUSINESS COMBINATIONS. Under the MGCL, as applicable to Maryland real estate investment trusts, certain business combinations (including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of such trust (an "Interested Shareholder"), or an affiliate of such an Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative votes of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Trustees has opted out of this statute by resolution. The Board of Trustees may, however, rescind its resolution at any time to make these provisions of Maryland law applicable to COPT.

         CONTROL SHARE PROVISIONS. The MGCL generally provides that control shares ("Control Shares") of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights unless those rights are approved by a vote of two-thirds of the disinterested shares (generally shares held by persons other than the acquiror, officers or trustees who are employees of the trust). An acquiror is deemed to own Control Shares the first time that the acquiror's voting power in electing trustees enters into one of the following ranges of voting power: (i) one-fifth or more but less than one-third,
(ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of Control Shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider whether the shares will have voting rights. The trust may present the question at any shareholders' meeting on its own initiative.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the Control Shares. Fair value will be determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

         The control share provisions do not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of COPT's shares of beneficial interest. The Board of Trustees may, however, amend the Bylaws at any time to eliminate such provision, either prospectively or retroactively.

DISSOLUTION OF THE COMPANY; TERMINATION OF REIT STATUS

         The Declaration of Trust permits the termination of COPT and the discontinuation of the operations of COPT by the affirmative vote of the holders of not less than two-thirds of the outstanding Common Shares entitled to be cast on the matter at a meeting of shareholders or by written consent. In addition, the Declaration of Trust permits the termination of COPT's qualification as a REIT if such qualification, in the opinion of the Board of Trustees, is no longer advantageous to the shareholders.

                           FEDERAL INCOME TAX MATTERS

         COPT was organized in 1988 and elected to be taxed as a REIT commencing with its taxable year ended December 31, 1992. COPT believes that it was organized and has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") and intends to continue to operate in such a manner. No assurance can be given, however, that such requirements have been or will continue to be met. The following is a summary of the material federal income tax considerations that may be relevant to COPT and its shareholders, including the continued treatment of COPT as a REIT for federal income tax purposes. For purposes of this discussion of "FEDERAL INCOME TAX MATTERS" the term "COPT" refers only to Corporate Office Properties Trust and not to any other affiliated entities.

         The following discussion is based on the law existing and in effect on the date hereof and COPT's qualification and taxation as a REIT will depend on compliance with such law and with any future amendments or modifications to such law. The qualification and taxation as a REIT will further depend upon the ability to meet, on a continuing basis through actual operating results, the various qualification tests imposed under the Code discussed below. No assurance can be given that COPT will satisfy such tests on a continuing basis.

         In brief, an entity that invests primarily in real estate can, if it meets the REIT provisions of the Code described below, claim a tax deduction for the dividends it pays to its shareholders. Such an entity generally is not taxed on its "REIT taxable income" to the extent such income is currently distributed to shareholders, thereby substantially eliminating the "double taxation" (I.E., at both the entity and shareholder levels) that generally results from an investment in an entity which is taxed as a corporation. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT. Further, if the entity were to fail to qualify as a REIT in any year, it would not be able to deduct any portion of the dividends it paid to its shareholders and would be subject to full federal corporate income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its shareholders.

         Morgan, Lewis & Bockius LLP has opined that, for federal income tax purposes, COPT has properly elected and otherwise qualified to be taxed as a REIT under the Code for taxable years commencing on or after June 1, 1992 and that its proposed method of operations as described in this prospectus and as represented to Morgan, Lewis & Bockius LLP by COPT will enable COPT to continue to satisfy the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based upon certain factual assumptions and representations made by COPT. Moreover, such qualification and taxation as a REIT depends upon the ability of COPT to meet, for each taxable year, various tests imposed under the Code as discussed below, and Morgan, Lewis & Bockius LLP has not reviewed in the past, and may not review in the future, COPT's compliance with these tests. Accordingly, no assurance can be given that the actual results of the operations of COPT for any particular taxable year will satisfy such requirements.

TAXATION OF COPT

         GENERAL. In any year in which COPT qualifies as a REIT, it will not generally be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. COPT will, however, be subject to tax at normal corporate rates upon any taxable income or capital gains not distributed. Under recently enacted legislation, shareholders are required to include their proportionate share of the REIT's undistributed long-term capital gain in income but would receive a credit for their share of any taxes paid on such gain by the REIT.

         Notwithstanding its qualification as a REIT, COPT also may be subject to taxation in certain other circumstances. If COPT should fail to satisfy either the 75% or the 95% gross income test (each as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which COPT fails either the 75% or the 95% test, multiplied by a fraction intended to reflect COPT's profitability. COPT will also be subject to a tax of 100% on net income from any "prohibited transaction" (as described below), and if COPT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if COPT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, COPT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. COPT also may be subject to the corporate alternative minimum tax, as well as to tax in certain situations not presently contemplated. COPT will use the calendar year both for federal income tax purposes, as is required of a REIT under the Code, and for financial reporting purposes.

         FAILURE TO QUALIFY. If COPT fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, COPT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which COPT fails to qualify as a REIT will not be deductible by COPT, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, COPT also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

REIT QUALIFICATION REQUIREMENTS

         In order to qualify as a REIT, COPT must meet the following requirements, among others:

         SHARE OWNERSHIP TESTS. COPT's shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportionate number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding shares of beneficial interest of COPT may be owned, directly or indirectly and taking into account the effects of certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities (the "50% Limitation"). However, for purposes of this test, any shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. In addition, for purposes of the 50% Limitation, shares of beneficial interest owned, directly or indirectly, by a corporation will be considered as being owned proportionately by its shareholders.

         In order to attempt to ensure compliance with the foregoing share ownership tests, COPT's Declaration of Trust places certain restrictions on the transfer of its shares of beneficial interest to prevent additional concentration of stock ownership. Moreover, to evidence compliance with these requirements, Treasury Regulations require COPT to maintain records which disclose the actual ownership of its outstanding shares of beneficial interest. In fulfilling its obligations to maintain records, COPT must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of such shares of beneficial interest (as prescribed by Treasury Regulations). A list of those persons failing or refusing to comply with such demand must be maintained as part of COPT's records. A shareholder failing or refusing to comply with COPT's written demand must submit with his tax return a similar statement disclosing the actual ownership of COPT shares of beneficial interest and certain other information.

         Currently, Constellation Properties, Inc. owns approximately 41.8% of the Common Shares outstanding, and 984,308 Series A Convertible Preferred Shares convertible into 1,845,381 Common Shares. Under COPT's Declaration of Trust a person is generally prohibited from owning more than 9.8% of the aggregate outstanding Common Shares or more than 9.8% in value of the aggregate outstanding shares of beneficial interest unless such person makes certain representations to the Board of Trustees and the Board of Trustees ascertains that ownership of a greater percentage of shares will not cause COPT to violate either the 50% Limitation or the gross income tests described below. The Board of Trustees has exempted Constellation Properties, Inc. from the 9.8% limitation set forth in the Declaration of Trust and has determined that Constellation Properties, Inc. may hold up to 45% of the outstanding Common Shares. The Board of Trustees has determined, based upon representations made by Constellation Properties, Inc., that this will not result in a violation of the 50% Limitation or otherwise adversely affect COPT's ability to qualify as a REIT for federal income tax purposes.

         ASSET TESTS. At the close of each quarter of COPT's taxable year, COPT must satisfy two tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of COPT's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of COPT's assets generally may be invested without restriction, securities in this class may not exceed (i) in the case of securities of any one non-government issuer, 5% of the value of COPT's total assets (the "Value Test") or (ii) 10% of the outstanding voting securities of any one such issuer (the "Voting Stock Test"). Where COPT invests in a partnership (such as the operating partnership), it will be deemed to own a proportionate share of the partnership's assets, and the partnership interest will not constitute a security for purposes of these tests. Accordingly, COPT's investment in real properties through its interests in the operating partnership (which itself holds real properties through other partnerships) will constitute an investment in qualified assets for purposes of the 75% asset test.

         GROSS INCOME TESTS. There are two separate percentage tests relating to the sources of COPT's gross income which must be satisfied for each taxable year. For purposes of these tests, where COPT invests in a partnership, COPT will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of COPT as it has in the hands of the partnership. The two tests are described below.

         THE 75% TEST. At least 75% of COPT's gross income for the taxable year must be "qualifying income." Qualifying income generally includes: (i) rents from real property (except as modified below); (ii) interest on obligations secured by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of COPT's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITS, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

         Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% gross income test (or the 95% gross income test described below) if COPT, or an owner of 10% or more of COPT, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property for purposes of the 75% and 95% gross income tests, COPT generally must not operate or manage the property or furnish or render services to customers, other than through an "independent contractor" from whom COPT derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by COPT are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant for his convenience." In addition, under recently enacted legislation, beginning with its taxable year ending December 31, 1998, COPT may directly perform a de minimis amount of non-customary services. COPT believes that the services provided with regard to COPT's properties by the operating partnership (or its agents) are now (and, it is believed, will in the future be) usual or customary services. Any services that cannot be provided directly by the operating partnership will be performed by independent contractors.

         THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of COPT's gross income for the taxable year must be derived from the above-described qualifying income or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. COPT intends to monitor closely its non-qualifying income and anticipates that non-qualifying income from its activities will not result in COPT failing to satisfy either the 75% or 95% gross income test.

         For purposes of determining whether COPT complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, a sale of property will not be a prohibited transaction if such property is held for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases and the cost of improvements made thereto) are satisfied.

         Even if COPT fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) COPT's failure to comply is due to reasonable cause and not to willful neglect; (ii) COPT reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, COPT will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect COPT's profitability.

         COMPLIANCE WITH INCOME TESTS. Constellation Properties, Inc. and certain affiliated companies are obligated as tenants to pay annual rent of approximately $960,000 with respect to properties owned by the operating partnership. Some of this rental income may not constitute qualifying rental income for purposes of the 75% and 95% gross income tests. COPT expects, based on current rent levels, that its annual gross income in 1999 will be at least $70 million. Accordingly, COPT estimates that it can earn up to $3.5 million of non-qualifying income per year without violating the 95% gross income test. Aside from this rental income, COPT does not expect that it will earn material amounts of non-qualifying income from either Constellation Properties, Inc. or its existing properties. Based on the foregoing, COPT has determined that it will continue to satisfy the 75% and 95% gross income tests. The fact that affiliates of Constellation Properties, Inc. will be paying substantial amounts of non-qualifying income may, however, restrict the ability of COPT and the operating partnership to acquire additional properties that generate non-qualifying income.

         To avoid a violation of the 95% gross income test, the operating partnership established Corporate Office Management, Inc. ("COMI") in 1998 to own a 75% interest in Corporate Realty Management, LLC, the operating partnership's property management company ("CRM"). In addition, COMI has entered into a services agreement with Constellation Properties, Inc. for development and other services, since income from such services is also considered non-qualifying income.

         The operating partnership currently holds indebtedness issued by COMI and 95% of the aggregate amount of voting and non-voting common stock issued by COMI, but only holds 1% of the aggregate amount of voting common stock issued by COMI. As discussed above, to satisfy the Voting Stock Test COPT may not directly or indirectly hold 10% or more of the voting stock of COMI. In addition to holding the 75% interest in CRM, COMI provides, either directly or through subsidiaries, management and development services to affiliates of Constellation Properties, Inc., the operating partnership and unrelated parties.

         Because it is a corporate entity (as opposed to a partnership) which is not wholly-owned by COPT, the management fee income earned by COMI as a result of its ownership interest in CRM, or as a result of management or development services performed by COMI or its subsidiaries, although it is non-qualifying income, is not treated as non-qualifying income earned by COPT for purposes of the 95% or 75% gross income tests. However, any interest or dividends paid or distributed by COMI to the operating partnership is considered as qualifying income for purposes of the 95% test, but is not considered qualifying income for purposes of the 75% gross income test. To the extent that COMI earns net taxable income from its activities, it is required to pay federal and state income taxes, which reduces the amount of dividends it is able to pay to the operating partnership and its other shareholders.

         On February 1, 1999, the United States Department of the Treasury released its General Explanations of the Administration's Revenue Proposals, outlining proposed amendments to the Code. Among such proposals is a recommendation that the Voting Stock Test described above be changed to a "vote or value" test, which change is intended to prevent REITs from undertaking prohibited activities through "preferred stock subsidiaries," such as COMI. The proposal would also include an exception to the five-percent and 10% asset tests, as modified, so that REITs could own either of two types of "taxable REIT subsidiaries" without violating the asset tests. Such taxable REIT subsidiaries would be permitted to undertake certain types of activities - including non-tenant related activities that currently generate non-qualifying income for a REIT (such as third-party management and development), and non-customary and other currently prohibited services with respect to REIT tenants - without jeopardizing the REIT's status as a REIT under the Code. A number of constraints would be imposed on such taxable REIT subsidiaries, however, to insure that the REIT could not, through such subsidiaries, engage in substantial non-real estate activities, and to insure that such subsidiaries pay corporate-level tax on their earnings. Such constraints would include (1) limitations on the percentage of a REIT's total asset value which could be composed of taxable REIT subsidiaries; (2) disallowance of interest paid by any such taxable REIT subsidiaries to the REIT; (3) a 100% excise tax imposed on certain excess payments and expenses made or shared between the taxable REIT subsidiaries and the REIT; and (4) limitations on the level of intercompany rentals between the taxable REIT subsidiaries and the REIT. The proposal is intended to be effective after the date of enactment, but would provide considerable time for a REIT to restructure its operations and investments so as to convert preferred stock subsidiaries into taxable REIT subsidiaries on a tax-free basis.

         COPT believes that the Administration's proposed amendment to the Voting Stock Test should not have a significant impact on COPT's current operations or assets, even if enacted in its proposed form. COPT intends to monitor this and any other proposed legislation closely, however, to assess the possible effect of any such legislation on its future operations and tax profile.

         COPT intends to continue to monitor its operations and investments in the context of these standards so as to continue to satisfy the 75% and 95% gross income tests. While the operating partnership or its affiliates provide certain services with respect to the properties in which COPT owns interests and possibly with respect to any newly acquired properties, COPT believes that for purposes of the 75% and 95% gross income tests the services provided at such properties and any other services and amenities provided by the operating partnership or its agents with respect to such properties will be of the type usually or customarily rendered in connection with the rental of space for occupancy only and not rendered to the occupants of such properties. COPT intends that services that cannot be provided directly by the operating partnership or other agents will be performed by independent contractors.

         ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, COPT is required to distribute dividends to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of COPT's REIT taxable income (computed without regard to the dividends received deduction and COPT's net capital gain) and (ii) 95% of the net income (after tax), if any, for foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before COPT timely files its tax return for such year and if paid on or before the first regular dividend payment after the declaration. To the extent that COPT does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

         COPT intends to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. In this regard, the operating partnership Agreement authorizes COPT in its capacity as General Partner to take such steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit COPT to meet the distribution requirements. It is possible that COPT may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, either due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing COPT's REIT taxable income on the other hand, or for other reasons. COPT will monitor closely the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds (or cause the operating partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

         If COPT fails to meet the 95% distribution requirement as a result of an adjustment to COPT's tax return by the Service, COPT may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

TAXATION OF SHAREHOLDERS

         TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As long as COPT qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as gain from the sale or exchange of a capital asset (to the extent they do not exceed COPT's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. In the event COPT designates any portion of a dividend as a capital gain dividend, a shareholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such shareholder for the taxable year as the total amount of capital gain dividends bears to the total amount of all dividends paid on all classes of share for the taxable year. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. COPT may elect to retain and pay income tax on any net long-term capital gain, in which case its domestic shareholders would include in their income as long-term capital gain their proportionate share of such undistributed net long-term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by COPT on such retained capital gains and an increase in its basis in its shares in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by COPT. See "--Capital Gains and Losses" below.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of beneficial interest, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares of beneficial interest, they will be included in income as short-term or long-term capital gain (depending on the length of time the shares have been held), assuming the shares are capital assets in the hands of the shareholder. In addition, any dividend declared by COPT in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by COPT and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by COPT during January of the following calendar year.

         Domestic shareholders may not include in their individual income tax returns any of COPT's net operating losses or capital losses. Instead, such losses would be carried over by COPT for potential offset against future income (subject to certain limitations). Distributions made by COPT and gain arising from the sale or exchange of shares will not be treated as passive activity income, and, as a result, shareholders generally will not be able to apply any "passive losses" against such income and gain. In addition, taxable distributions from COPT generally will be treated as investment income. Capital gain dividends (including distributions treated as such) and capital gain from the disposition of shares, however, will be treated as investment income only if a shareholder so elects, in which case such capital gain will be taxed at ordinary income rates. COPT will notify shareholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

         In general, a domestic shareholder will realize capital gain or loss on the disposition of COPT's shares of beneficial interest equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the shareholder's adjusted basis of such shares of beneficial interest. Such gain or loss generally will constitute short-term capital gain or loss if the shareholder has not held such shares for more than one year and long-term capital gain or loss if the shareholder has held such shares for more than one year. See "--Capital Gains and Losses" below. Loss upon a sale or exchange of COPT's shares of beneficial interest by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from COPT required to be treated by such shareholder as long-term capital gain.

         CAPITAL GAINS AND LOSSES. The maximum marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to individuals, trusts and estates from the sale or exchange of capital assets held for more than 18 months is 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For individuals, trusts and estates who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and, effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation (other than certain depreciation recapture taxable as ordinary income) with respect to such property. The maximum rate of capital gains tax for capital assets held more than one year but not more than 18 months is 28%. Accordingly, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

         BACKUP WITHHOLDING. COPT will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption and otherwise complies with the applicable requirements of the backup withholdings rules. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. The United States Treasury has recently issued final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The Final Regulations are generally effective for payments made on or after January 1, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of COPT's shares of beneficial interest.

         In addition, COPT may be required to withhold a portion of capital gain distributions made to shareholders that fail to certify their non-foreign status to COPT. See "--Taxation of Foreign Shareholders" below.

         TAXATION OF TAX-EXEMPT SHAREHOLDERS. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, dividend income from COPT's shares of beneficial interest will not be UBTI to a tax-exempt shareholder, provided that the tax-exempt shareholder has not held its shares as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business. Similarly, income from the sale of COPT's shares of beneficial interest will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

         Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code (a "qualified trust") and which holds more than 10% (by value) of the interests in the REIT. A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the application of a "look-through" exception to the 50% Limitation applicable to qualified trusts, and (ii) either (1) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or
(2) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as if the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies where this percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the 50% Limitation without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of COPT's shares of beneficial interest contained in the Charter, COPT does not expect to be classified as a "pension held REIT."

         TAXATION OF FOREIGN SHAREHOLDERS. The rules governing the United States federal income taxation of the ownership and disposition of COPT's shares of beneficial interest by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN COPT'S SHARES OF BENEFICIAL INTEREST, INCLUDING ANY REPORTING REQUIREMENTS, AS WELL AS THE TAX TREATMENT OF SUCH AN INVESTMENT UNDER THEIR HOME COUNTRY LAWS.

         In general, Non-U.S. Shareholders will be subject to regular United States federal income taxation with respect to their investment in COPT's shares of beneficial interest in the same manner as a U.S. shareholder (i.e., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Shareholder of a trade or business in the United States. A Non-U.S. Shareholder that is a corporation and that receives income with respect to its investment in COPT's shares of beneficial interest that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States may also be subject to the 30% branch profits tax imposed under Section 884 of the Code, which is payable in addition to the regular United States corporate income tax. The following discussion addresses only the federal income taxation of Non-U.S. Shareholders whose investment in COPT's shares of beneficial interest is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in COPT's shares of beneficial interest may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

         Distributions that are not attributable to gain from sales or exchanges of United States real property interests and that are not designated by COPT as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of COPT's current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Pursuant to the Final Regulations, dividends paid to an address in a country outside the United States will no longer be presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate. A Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate will now be required to satisfy certain certification and other requirements. Distributions that COPT makes in excess of its current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent they do not exceed the adjusted basis of such Non-U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if such Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of shares, as described below.

         For withholding tax purposes, COPT is currently required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Shareholder. Under the Final Regulations, generally effective for distributions on or after January 1, 2000, COPT would not be required to withhold at the 30% rate on distributions COPT reasonably estimates to be in excess of its current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, a Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of its current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

         For any year in which COPT qualifies as a REIT, distributions that are attributable to gain from sales or exchanges of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with the conduct of a United States trade or business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard as to whether such distributions are designated by COPT as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. COPT is required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Gain recognized by a Non-U.S. Shareholder upon a sale of COPT's shares of beneficial interest generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. COPT's shares of beneficial interest will not constitute a "United States real property interest" so long as COPT is a "domestically controlled REIT." A "domestically controlled REIT" is generally a REIT in which at all times during a specified testing period less than 50% in value of its share was held directly or indirectly by Non-U.S. Shareholders. COPT believes that it will be a "domestically controlled REIT" and therefore, the sale of COPT's shares of beneficial interest will not be subject to taxation under FIRPTA. However, because COPT's shares of beneficial interest will be publicly traded, no assurance can be given that COPT will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of its shares not otherwise subject to FIRPTA generally will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

         If COPT does not qualify as or ceases to be a "domestically controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Shareholder of COPT's shares of beneficial interest would be subject to U.S. taxation under FIRPTA will depend on whether the shares are "regularly traded" (as defined in applicable Treasury Regulations) on an established securities market (such as the NYSE on which COPT's shares of beneficial interest are traded) and on the size of the selling Non-U.S. Shareholder's interest in COPT. If the gain on the sale of COPT's shares of beneficial interest were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a domestic shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price. In addition, if COPT is not a "domestically controlled REIT," distributions in excess of its current and accumulated earnings and profits would be subject to withholding at a rate of 10%.

         Dividends paid in the United States with respect to COPT's shares of beneficial interest, and proceeds from the sale of COPT's shares of beneficial interest, through a United States broker (or certain brokers having significant connections with the United States) may be subject to the information reporting requirements of the Code. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. Non-U.S. Shareholders are generally exempt from information reporting and backup withholding, but may be required to provide a properly completed Form W-8 or otherwise comply with applicable certification and identification procedures in order to prove their exemption. Any amount paid as backup withholding will be creditable against the Non-U.S. Shareholder's United States income tax liability.

         The Final Regulations, issued by the United States Treasury on October 6, 1997, affect the rules applicable to payments to foreign persons. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and modify reliance standards. In addition, the Final Regulations also address certain issues relating to intermediary certification procedures designed to simplify compliance by withholding agents. The Final Regulations are generally effective for payments made on or after January 1, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of COPT's shares of beneficial interest.

OTHER TAX CONSIDERATIONS

         EFFECT OF TAX STATUS OF THE OPERATING PARTNERSHIP ON REIT QUALIFICATION. All of COPT's investments are through the operating partnership. COPT believes that the operating partnership is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the operating partnership were to be treated as an association taxable as a corporation, COPT would cease to qualify as a REIT. Furthermore, in such a situation, the operating partnership would be subject to corporate income taxes and COPT would not be able to deduct its share of any losses generated by the operating partnership in computing its taxable income.

         TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The operating partnership was formed, in part, by way of contributions of appreciated property. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The partnership agreement of the operating partnership requires allocations of income, gain, loss and deduction with respect to contributed property to be made in a manner consistent with the special rules in Section 704(c) of the Code, and the regulations thereunder, which tend to eliminate the Book-Tax Differences with respect to the contributed properties over the depreciable lives of the contributed properties. However, because of certain technical limitations, the special allocation rules of
Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the operating partnership could cause COPT to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to COPT if all properties were to have a tax basis equal to their fair market value at the time of acquisition. The foregoing principles also apply in determining its earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had COPT purchased its interests in all properties at their agreed value.

         Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the property. The operating partnership has determined to use the "traditional method" (which is specifically approved in the Treasury Regulations) for accounting for Book-Tax Differences with respect to the contributed properties.

         STATE AND LOCAL TAXES. COPT and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which COPT or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in COPT's shares of beneficial interest.

                              PLAN OF DISTRIBUTION

         We may sell the securities offered pursuant to this prospectus and the accompanying prospectus supplement to or through one or more underwriters or dealers or may sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

         Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

         The Common Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market markers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Common Shares which is not expected to exceed that customary in the types of transactions involved.

         Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

         Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

         In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the Securities and Exchange Commission (the "Commission") pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

         The Common Shares are listed on the New York Stock Exchange under the symbol "OFC." The Preferred Shares and the Warrants will be new issues of securities with no established trading market and may or may not be listed in a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any Preferred Shares or Warrants.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Corporate Office Properties Trust, Inc. for the year ended December 31, 1997, and (1) the combined statement of revenue and certain expenses of the Wagman Acquisition Properties included in the Company's Form 8-K/A filed on July 7, 1998, (2) the combined statement of revenue and certain expenses of the Airport Square Acquisition Properties included in the Company's Form 8-K/A filed on July 7, 1998, (3) the combined statement of revenue and certain expenses of the Riverwood Acquisition Property included in the Company's Form 8-K/A filed on December 11, 1998, (4) the combined statement of revenue and certain expenses of the Constellation Properties included in the Company's Form 8-K/A filed on December 11, 1998, (5) the consolidated financial statements of Constellation Service Companies included in the Company's Form 8-K/A filed on December 11, 1998, (6) the combined statement of revenue and certain expenses of the Centerpoint Properties included in the Company's Form 8-K/A filed on January 14, 1999, and (7) the combined statement of revenue and certain expenses of the Gateway Properties included in the Company's Form 8-K/A filed on February 2, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the securities offered hereby are being passed upon for COPT by Morgan, Lewis & Bockius LLP. The opinion of counsel as described under the heading "Federal Income Tax Matters" is being rendered by Morgan, Lewis & Bockius LLP, which opinion is subject to various assumptions and is based on current tax law. Certain legal matters may be passed upon for any of the underwriters or agents by counsel named in the applicable prospectus supplement.

                       WHERE YOU CAN FIND MORE INFORMATION

         COPT has filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, COPT files annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by COPT at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. COPT's Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at HTTP://WWW.SEC.GOV.

         This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. If a reference is made in this prospectus or any prospectus supplement to any contract or other document of COPT, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

         The Securities and Exchange Commission allows COPT to "incorporate by reference" into this prospectus the information COPT files with the Commission, which means that COPT can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information.

         COPT incorporates by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

         -    Annual Report on Form 10-K for the year ended December 31, 1997.

         - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

         - Current Reports on Forms 8-K and 8-K/A, dated January 5, 1998, January 22, 1998, March 6, 1998, March 20, 1998, May 14, 1998, May
              29, 1998, June 10, 1998, July 7, 1998, August 12, 1998, October
              13, 1998, October 28, 1998, November 16, 1998, December 11, 1998,
              January 14, 1999 and February 3, 1999.

         -    Proxy Statement dated July 22, 1998.

         You may request a copy of these filings, at no cost, by contacting COPT, Vice President-Investor Relations, 401 City Avenue, Suite 615, Bala Cynwyd, Pennsylvania 19004, by telephone at 610-538-1800, by facsimile at 610-538-1801, or by e-mail at IR@COPT.COM.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):


         Registration fee-- Securities and Exchange Commission       $69,500
         Accountant's fees and expenses                               10,000
         Legal fees and expenses                                      35,000
         Miscellaneous                                                20,000
                                                                    --------
         TOTAL                                                      $134,500
                                                                    --------
                                                                    --------


         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by COPT.

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

         The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust contains such a provision limiting such liability to the maximum extent permitted by Maryland law.

         The Declaration of Trust authorizes COPT, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former Trustee or officer or (b) any individual who, while a Trustee of COPT and at the request of COPT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity from and against any claim or liability to which such person may become subject or which such person may incur by reason of service in such capacity. The Bylaws obligate COPT, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former Trustee or officer who is made a party to the proceeding by reason of his or her service in that capacity or (ii) any such Trustee or officer who, at the request of COPT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of his or her status as a present or former Trustee or officer of COPT. The Declaration of Trust and the Bylaws also permit COPT to provide indemnification to any person who served a predecessor of COPT in any of the capacities described above and to any employee or agent of COPT or a predecessor of COPT. The Bylaws require COPT to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

         The Maryland REIT Law permits a Maryland real estate investment trust to indemnify, and to advance expenses to, its trustees and officers, to the same extent as permitted by the MGCL for Trustees and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former Trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and
(b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Under the MGCL, rights to indemnification and expenses are nonexclusive, in that they need not be limited to those expressly provided by statute.

         The Maryland REIT Law and the Bylaws may permit indemnification for liabilities arising under the Securities Act or the Exchange Act. The Board of Trustees has been advised that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

ITEM 16. EXHIBITS.


EXHIBIT                              DESCRIPTION
  NO.
1.1      Form of Underwriting Agreement for Common Shares of Beneficial
         Interest of Corporate Office Properties Trust.*
1.2      Form of Underwriting Agreement for Preferred Shares of Corporate
         Office Properties Trust.*
1.3      Form of Underwriting Agreement for Warrants to Purchase Securities
         of Corporate Office Properties Trust.*
4.1      Form of certificate for the Registrant's Common Shares of Beneficial
         Interest, $0.01 par value per share (filed with the Registrant's
         Registration Statement on Form S-4 (Commission File No. 333-45649) and
         incorporated herein by reference.
4.2      Form of Warrant Certificate for Corporate Office Register Trust.*
4.3      Form of Preferred Stock Certificate for Corporate Office Properties
         Trust.*
4.4      Amended and Restated Declaration of Trust of Registrant (filed with the
         Registrant's Registration Statement on Form S-4 (Commission File No.
         333-45649) and incorporated herein by reference).
4.5      Bylaws of Registrant (filed with the Registrant's Registration
         Statement on Form S-4 (Commission File No. 333-45649) and incorporated herein by reference).
4.6      Amended and Restated Registration Rights Agreement dated March 16, 1998 for the benefit of certain shareholders of the Registrant (filed with the Registrant's Quarterly Report on Form 10-Q on August 12, 1998 and
         incorporated herein by reference).
4.7      Registration Rights Agreement dated September 28, 1998 for the benefit of certain shareholders of the Registrant.**
4.8      Articles Supplementary of Corporate Office Properties Trust Series A
         Convertible Preferred Shares, dated September 28, 1998 (filed with the
         Registrant's Current Report on Form 8-K on October 13, 1998 and
         incorporated herein by reference).
4.9.1    Amended and Restated Limited Partnership Agreement of the Operating
         Partnership dated March 16, 1998 (filed with the Registrant's Quarterly
         Report on Form 10-Q on August 12, 1998 and incorporated herein by reference).
4.9.2    First Amendment to Amended and Restated Limited Partnership Agreement
         of the Operating Partnership, dated September 28, 1998 (filed with the
         Registrant's Current Report on Form 8-K on October 13, 1998 and
         incorporated herein by reference).
4.9.3    Second Amendment to Amended and Restated Limited Partnership Agreement
         of the Operating Partnership, dated as of October 13, 1998 (filed with the Registrant's Current Report on Form 8-K on October 28, 1998 and
         incorporated herein by reference).
5.1      Opinion of Morgan, Lewis & Bockius LLP regarding the legality of the securities being registered hereby.**
8.1      Opinion of Morgan, Lewis & Bockius LLP as to certain tax matters.**
12.1     Calculation of Ratios of Earnings to Combined Fixed Charges and
         Preferred Share Dividends.**
21.1     Subsidiaries of Registrant (filed with the Registrant's 1997 Annual
         Report on Form 10-K and incorporated herein by reference).
23.1     Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).**
23.2     Consent of PricewaterhouseCoopers LLP.**
24.1     Powers of attorney (included on signature page to the Registration
         Statement).


----------
* TO BE FILED BY AMENDMENT, OR INCORPORATED BY REFERENCE PRIOR TO THE OFFERING OF SECURITIES REGISTERED BY THIS REGISTRATION STATEMENT.

**  FILED BY THIS AMENDMENT.

ITEM 17. UNDERTAKINGS.

    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
              Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, State of Pennsylvania on February 22, 1999.

                                  CORPORATE OFFICE PROPERTIES TRUST


                                  By:    /S/Clay W. Hamlin, III
                                        ------------------------------------
                                  Name:  Clay W. Hamlin, III
                                  Title: Chief Executive Officer


                                  By:    /S/Roger A. Waesche, Jr.
                                        ------------------------------------
                                  Name:  Roger A. Waesche, Jr.
                                  Title: Senior Vice President - Finance and
                                         Chief Accounting Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


       SIGNATURE                        CAPACITY                                   DATE
/s/Jay H. Shidler*            Chairman of the Board and Trustee                February 22, 1999
----------------------------
Jay H. Shidler

/s/Clay W. Hamlin, III*       Chief Executive Officer and Trustee              February 22, 1999
----------------------------  (Principal Executive Officer)
Clay W. Hamlin, III

/s/Roger A. Waesche, Jr.*     Senior Vice President--Finance and Chief         February 22, 1999
----------------------------  Accounting Officer (Principal Accounting and
Roger A. Waesche, Jr.         Financial Officer)

/s/Vernon R. Beck*            Vice Chairman of the Board and Trustee           February 22, 1999
----------------------------
Vernon R. Beck

/s/Kenneth D. Wethe*          Trustee                                          February 22, 1999
----------------------------
Kenneth D. Wethe

/s/Allen C. Gehrke*
----------------------------  Trustee                                          February 22, 1999
Allen C. Gehrke

/s/William H. Walton, III*
----------------------------  Trustee                                          February 22, 1999
William H. Walton, III

/s/Kenneth S. Sweet, Jr.*
----------------------------  Trustee                                          February 22, 1999
Kenneth S. Sweet, Jr.

/s/Steven D. Kesler*
----------------------------  Trustee                                          February 22, 1999
Steven D. Kesler

/s/Edward A. Crooke*
----------------------------  Trustee                                          February 22, 1999
Edward A. Crooke


*Signed by Clay W. Hamlin, III (or Thomas D. Cassel) pursuant to power of attorney set forth in the initial filing of this registration statement.